Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MASTERBEAT CORPORATION", FILED IN THIS OFFICE ON THE FIFTH DAY OF NOVEMBER, A.D. 2021, AT 11:37 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

4354687 8100
SR# 20213716624

Authentication: 204618581
Date: 11-05-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

MASTERBEAT CORPORATION

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " FOUR " so that, as amended, said Article shall be and read as follows:

The amount of total stock this corporation is authorized to issue is:
Common: 3,000,000,000 par value $0.0001.
Voting Rights: Class A Preferred shall have five hundred (500) votes for each Class A Stock Share Outstanding.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of November, 2021.

By: ____________________
Authorized Officer

Title: CEO

Name: Josh Tannariello
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:37 AM 11/05/2021
FILED 11:37 AM 11/05/2021
SR 20213716624 - File Number 4354687

ACTION BY THE UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF
Masterbeat Corp.
A Delaware Corporation

Resolution

Pursuant to the authority granted under Part 13, Chapter 2 of the Companies Act 2006, the undersigned individuals, who constitute all of the members of the Board of Directors of Masterbeat Corp., a Delaware corporation (the "Corporation" or "Company"), do hereby take the following actions and approve the adoption of the following resolution by their written consent as of this 19th day of October, 2021.

RESOLVED. The Board of Directors hereby ratifies, confirms and approves the increase of the Authorized Shares of Common Stock of the Corporation to be 3,000,000,000, and the execution thereof.

AND RESOLVED. Any one Director of the Board of Directors or Executive Officer of the Corporation, be and the same, is hereby authorized and directed, for and on behalf of the Corporation, to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to these consent resolutions.

DIRECTORS:

____

Josh Tannariello, Sole Director, CEO